UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	December 19, 2018
Contact: Nelli Madden
732-577-9997

UMH PROPERTIES COMPLETES ACQUISITION OF TWO OHIO COMMUNITIES

FREEHOLD, NJ, December 19, 2018........ UMH Properties, Inc. (NYSE: UMH) announced that it closed on the acquisition of two communities located in Ohio for a total purchase price of approximately $12.1 million. These communities contain 324 developed homesites of which approximately 79% are occupied. One community also has entitlements to develop 84 additional homesites. These communities are situated on approximately 88 acres.

Samuel A. Landy, President and Chief Executive Officer, commented, “We are pleased to announce another acquisition in the Ohio market. These communities are located in Perrysburg, which is a suburb of Toledo, and expand our footprint into another major market in Ohio. The communities have favorable demographics with significant upside potential. They are also in good condition and should not require the same amount of turnaround work as some of our previous acquisitions. This will allow us to immediately focus on filling sites and improving community operations.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 118 manufactured home communities with approximately 21,500 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland and Michigan. In addition, the Company owns a portfolio of REIT securities.

# # # #

A NYSE Company: Symbol - UMH

since 1968